As filed with the Securities and Exchange Commission on October 22, 1998
                                                  Registration No. 33-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             VALLEY NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)

           NEW JERSEY                                     22-2477875
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation of organization)                    Identification No.)


                                1455 VALLEY ROAD
                             WAYNE, NEW JERSEY 07470
          (Address, including zip code, of principal executive offices)

                         1996 STOCK-BASED INCENTIVE PLAN
                    (FORMALLY A PLAN OF WAYNE BANCORP, INC.)
                            (Full title of the plan)

                   GERALD H. LIPKIN, CHAIRMAN, PRESIDENT & CEO
                             VALLEY NATIONAL BANCORP
                                1455 VALLEY ROAD
                             WAYNE, NEW JERSEY 07470
                                 (973) 305-8800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

                                 With a copy to:

                              RONALD H. JANIS, ESQ.
                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                          MORRISTOWN, NEW JERSEY 07962
                                 (973) 966-6300

                         CALCULATION OF REGISTRATION FEE


------------------------- ----------------------- ----------------------- ------------------------ -----------------------
        Title of                  Amount             Proposed maximum            Proposed                Amount of
     Securities to                to be               offering price             aggregate              registration
     be registered            registered (1)           per unit (2)         offering price (2)              fee
------------------------- ----------------------- ----------------------- ------------------------ -----------------------
     Common Stock,               227,403                 $27.156                $6,175,356                 $1,717
      No Par Value
------------------------- ----------------------- ----------------------- ------------------------ -----------------------


(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become subject to options under the 1996 Incentive Stock Option Plan as a result of the anti-dilution provisions thereof.

(2) Estimated in accordance with Rule 457(h)(1) solely for purposes of calculating the registration fee based upon the average of the high and low sales price of the Common Stock on the New York Stock Exchange on October 19, 1998 as reported in The Wall Street Journal.

   PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   ITEM 1.           Plan Information.

           Not filed with this Registration Statement.


   ITEM 2.           Registrant Information and Employee Plan Annual
                     Information.

           Not filed with this Registration Statement.



   PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.           Incorporation of Documents by Reference.

            The following documents filed by Valley National Bancorp (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

         3. The Company's Current Reports on Form 8-K filed with the Commission on January 23, 1998, April 15, 1998, June 5, 1998, October 16, 1998 and October 20, 1998.

         4. The description of the Company's common stock contained in the Registration Statement on Form 8-A registering the Company's common stock, and any amendment or report filed for the purpose of updating such description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.


   ITEM 4.           Description of Securities.

                     Not applicable.

   ITEM 5.           Interests of Named Experts and Counsel.

                     Certain legal matters relating to the issuance of the shares of the Company's Common Stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch, counsel to the Company. Attorneys in the law firm of Pitney Hardin, Kipp & Szuch beneficially own 6,878 shares of the Company's Common Stock as of October 8, 1998.

                     The report of KPMG Peat Marwick LLP, independent certified public accountants, dated January 21, 1998, relating to the consolidated statements of financial condition of the Company and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of the Company, is incorporated herein by reference upon authority of said firm as experts in accounting and auditing.


   ITEM 6.           Indemnification of Directors and Officers.

                     INDEMNIFICATION.   Article   VI  of  the   certificate   of
   incorporation of the Company provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

                     The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  LIMITATION ON LIABILITY. Article VII of the certificate of incorporation of the Company provides:

                     A  director  or  officer  of the  Corporation  shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission
            (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                     Any repeal or  modification  of the foregoing  paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

   The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by the Company in 1987.


   ITEM 7.           Exemption from Registration Claimed.

                     Not applicable.


   ITEM 8.           Exhibits.

         5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

         23(a)    Consent of KPMG Peat Marwick LLP.

         23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).


   ITEM 9.           Undertakings.

            1.       The undersigned registrant hereby undertakes:

                     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 20th day of October, 1998.

                                             VALLEY NATIONAL BANCORP



                                             By:  GERALD H. LIPKIN
                                                  ------------------------------
                                                  Chairman, President and Chief
                                                  Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                           Title                                     Date


   GERALD H. LIPKIN           Chairman, President,                               October 20, 1998
   -----------------------    Chief Executive Officer
   Gerald H. Lipkin           and Director

   PETER SOUTHWAY             Vice Chairman,                                     October 20, 1998
   -----------------------    and Director
   Peter Southway

   ALAN D. ESKOW              Corporate Secretary and                            October 20, 1998
   -----------------------    Senior Vice President
   Alan D. Eskow              (Principal Accounting
                                       Officer)

   ANDREW B. ABRAMSON                  Director                                  October 20, 1998
   ----------------------
   Andrew B. Abramson

   PAMELA BRONANDER                    Director                                  October 20, 1998
   ----------------------
   Pamela Bronander

   JOSEPH COCCIA, JR.                  Director                                  October 20, 1998
   ----------------------
   Joseph Coccia, Jr.

   AUSTIN C. DRUKKER                   Director                                  October 20, 1998
   ----------------------
   Austin C. Drukker

   WILLARD L. HEDDEN                   Director                                  October 20, 1998
   ----------------------
   Willard L. Hedden

   GRAHAM O. JONES                     Director                                  October 20, 1998
   ----------------------
   Graham O. Jones

   WALTER H. JONES, III                Director                                  October 20, 1998
   ----------------------
   Walter H. Jones, III

   GERALD KORDE                        Director                                  October 20, 1998
   ----------------------
   Gerald Korde

   JOLEEN MARTIN                       Director                                  October 20, 1998
   ----------------------
   Joleen Martin

   ROBERT E. McENTEE                   Director                                  October 20, 1998
   ----------------------
   Robert E. McEntee

   WILLIAM McNEAR                      Director                                  October 20, 1998
   ----------------------
   William McNear

   SAM P. PINYUH                       Executive Vice President                  October 20, 1998
   -----------------------             and Director
   Sam P. Pinyuh

   ROBERT RACHESKY                     Director                                  October 20, 1998
   -----------------------
   Robert Rachesky

   BARNETT RUKIN                       Director                                  October 20, 1998
   -----------------------
   Barnett Rukin

   RICHARD F. TICE                     Director                                  October 20, 1998
   -----------------------
   Richard F. Tice

   LEONARD VORCHEIMER                  Director                                  October 20, 1998
   -----------------------
   Leonard Vorcheimer

   JOSEPH L. VOZZA                     Director                                  October 20, 1998
   -----------------------
   Joseph L. Vozza

   HAROLD P. COOK, III                 Director                                  October 20, 1998
   -----------------------
   Harold P. Cook, III



                                INDEX TO EXHIBITS

   Exhibit No.                Description
   ----------     --------------------------------------------------------------

         5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

         23(a)    Consent of KPMG Peat Marwick LLP.

         23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).